Exhibit 10.40

Annual Bonus Plan

Corporate

Effective January 1, 2018

I.                                        Plan Objectives

US LBM Holdings, LLC (“US LBM”) has an annual bonus plan (the “Annual Bonus Plan” or “Plan”) for its eligible corporate associates. This Annual Bonus Plan is a discretionary part of US LBM’s total compensation strategy. It is designed to support US LBM’s mission as well as attract, motivate, and retain high performing leaders. It is intended to reward those associates who substantially contribute to the performance and overall success of US LBM.

II.                                   Variable Pay Plan

The Annual Bonus Plan is a variable pay plan. Any payments received by Participants under the Annual Bonus Plan will not become a permanent part of the Participant’s base pay. Payments under the Annual Bonus Plan, if any, may vary from one Plan Period to the next, and must be re-earned during each Plan Period.

III.                              Eligible Participants

Eligibility in this Annual Bonus Plan is open to active employees of US LBM as selected by the Administrator (“Participants”).  Eligibility and Participants in the Plan are at the discretion of the Administrator and may vary from Plan Period to Plan Period.

IV.                               Plan Period

The Plan Period for each applicable Plan year is the one (1) year period coinciding with US LBM’s fiscal year, January 1st through December 31st.

V.                                    Award Target %

The potential award target (“Award Target”) for each Participant is expressed as a percent of his/her annual salary.  Determining the award target is based on impact of the respective position and, subject to any employment agreements between a Participant and US LBM (or any of its operating subsidiaries), is entirely at the discretion of the Administrator.

VI.                               Bonus Potential

The Administrator shall have the authority to establish performance goals, personal objectives, targets, metrics and/or other terms and conditions that will apply to bonuses awarded to

Participants under the Annual Bonus Plan.

VII.                          Pro Ration

Unless determined otherwise by the Administrator, bonus awards earned, if any, will be awarded to late entrants provided their start date is prior to the 4th quarter of the fiscal year (last 3 months).  The award will be pro-rated based on the number of full months worked during the Plan Period.

VIII.                     Timing of Awards

Bonus payments will be made following the Plan Period in which the bonus is earned and the completion of the annual audit of the financial statements of the relevant parent entity of US LBM, but in any event no later than March 15 of the year following such Plan Period. Awards will be subject to all required and customary withholding and deductions by US LBM.

IX.                               Separation of Employment

Unless determined otherwise by the Administrator, (a) no Participant shall receive a bonus unless the Participant is on the payroll at the bonus payout date, and (b) any Participant who resigns or is terminated from their employment for any reason is ineligible for any bonus compensation under the Annual Bonus Plan.

X.                                    Sunset Provision

This Annual Bonus Plan may be modified, amended, continued, withdrawn or terminated at any time.  Awards under this Annual Bonus Plan are awarded entirely at the discretion of the Administrator. This Annual Bonus Plan is not intended to be a binding contract between Participants and US LBM.  Employment is “at-will” and, thus, may be terminated at any time and for any reason not prohibited by law, with or without cause or notice.  The offer or receipt of a bonus should not be construed as contractually limiting that right or guaranteeing employment for any specific period of time.

XI.                               Adjustments

The Administrator may adjust performance goals, personal objectives, targets or metrics at such time or times as determined by the Administrator.  The Administrator may in its discretion (a) reduce or eliminate the amount of any payment under the Plan that would otherwise be made to any Participant and/or (b) determine that an amount shall be paid under the Plan that is greater than what would apply under the applicable performance goals, based on individual performance or any other criteria as the Administrator deems appropriate.

XII.                          Administration

This Annual Bonus Plan shall be administered by the Administrator, which shall have the authority to make all determinations and take all other actions necessary or appropriate for the proper administration of the plan.  The Administrator’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on US LBM and current and former Participants under the Plan.  For purposes of this plan, “Administrator” shall mean (a) with respect to Participants who are executive officers of US LBM Holdings, Inc., a Delaware corporation (“US LBM Holdings”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of US LBM Holdings or any successor thereto, or any of its delegates, as provided below or (b) with respect to all other Participants, US LBM.  The Committee may delegate some or all of its power and authority under the plan to a director or subcommittee of directors of the Board, the Chief Executive Officer or other executive officer or function of the Company as the Committee deems appropriate.  No Participant shall make decisions under this Plan with respect to his or her own compensation or with respect to the compensation of any person to whom such Participant reports directly or indirectly.

XIII.                     Forfeiture and Clawback

With respect to current or former executive officers of US LBM Holdings, the Administrator may (a) cancel, reduce, or require a Participant to forfeit any bonus granted under the Annual Bonus Plan or (b) require a Participant to reimburse or disgorge to US LBM or reimburse US LBM for any amounts received under the Annual Bonus Plan, in each case, if and to the extent required by applicable law, regulation, stock exchange rule or US LBM (or US LBM Holdings) policy in effect on or after the effective date of this Annual Bonus Plan.

XIV.                      Miscellaneous

The Annual Bonus Plan, and all determinations hereunder, to the extent not otherwise governed by the U.S. Internal Revenue Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.  The Annual Bonus Plan is an unfunded plan and Participants shall have the status of unsecured creditors of US LBM.  The Annual Bonus Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.  This Annual Bonus Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the U.S. Internal Revenue Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of such provisions and shall be interpreted accordingly.